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                                                                      Exhibit 23

                         Consent of Independent Auditors



The Board of Directors
Centocor, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 33-35729, 33-16286, 33-7311, 33-23481, 33-44231, 33-29142 and 333-07829 on Form
S-3 and in Registration Statement Nos. 33-35731, 2-86486, 33-35730, 33-00167,
33-16285, 33-16284 and 33-23480 on Form S-8 of Centocor, Inc. of our report dated January 28, 1998, relating to the consolidated balance sheets of Centocor, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, cash flows, shareholders' equity and related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Centocor, Inc.


KPMG Peat Marwick LLP




Philadelphia, Pennsylvania
February 13, 1998